                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.3)*

                           Queen Sand Resources, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  747927 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------

            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 747927 10 1                 13G                      PAGE 2 OF 8 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Deephaven Market Neutral Master Fund LP (N/A Foreign Entity)
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        British Virgin Islands
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       less than 5% (1)
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   less than 5% (1)
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        less than 5% (1)
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    less than 5% (1)
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        less than 5% (1)
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        less than 5% (1)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        (PN)
--------------------------------------------------------------------------------
(1) HOLDER IS PRECLUDED FROM UTILIZING REPRICING RIGHTS TO THE EXTENT THAT SUCH EXERCISE WOULD CAUSE THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK BEING OWNED BY THE HOLDER AND ITS AFFILIATES TO EXCEED 4.99% OF THE OUTSTANDING SHARES OF COMMON STOCK FOLLOWING SUCH EXERCISE.

CUSIP NO. 747927 10 1                 13G                      PAGE 3 OF 8 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

          Deephaven Private Placement Trading Ltd (n/a foreign entity)
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

          British Virgin Islands
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       less than 5% (1)
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   less than 5% (1)
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        less than 5% (1)
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   less than 5% (1)
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        less than 5% (1)
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        less than 5% (1)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        (CO)
--------------------------------------------------------------------------------

(1) HOLDER IS PRECLUDED FROM UTILIZING REPRICING RIGHTS TO THE EXTENT THAT SUCH EXERCISE WOULD CAUSE THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK BEING OWNED BY THE HOLDER AND ITS AFFILIATES TO EXCEED 4.99% OF THE OUTSTANDING SHARES OF COMMON STOCK FOLLOWING SUCH EXERCISE.

CUSIP NO. 747927 10 1                 13G                      PAGE 4 OF 8 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        KA Investments LDC (N/A Foreign Entity)
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Cayman Islands
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       less than 5% (1)
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   less than 5% (1)
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        less than 5% (1)
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    less than 5% (1)
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        less than 5% (1)
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        less than 5% (1)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        (CO)
--------------------------------------------------------------------------------
(1) HOLDER IS PRECLUDED FROM UTILIZING REPRICING RIGHTS TO THE EXTENT THAT SUCH EXERCISE WOULD CAUSE THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK BEING OWNED BY THE HOLDER AND ITS AFFILIATES TO EXCEED 4.99% OF THE OUTSTANDING SHARES OF COMMON STOCK FOLLOWING SUCH EXERCISE.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934



Item 1(a)  Name of Issuer:

           Queen Sand Resources, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:

           13760 Noel Road, Suite 1030
           Dallas, TX 75240-7336

Item 2(a)  Name of Person Filing:

           1.  Deephaven Market Neutral Master Fund LP
           2.  Deephaven Private Placement Trading LTD
           3.  KA Investments LDC

Item 2(b)  Address of Principal Business Office:

           1.  130 Cheshire Lane, Suite 102
               Minnetonka, MN 55305

           2.  130 Cheshire Lane, Suite 102
               Minnetonka, MN  55305

           3.  130 Cheshire Lane, Suite 102
               Minnetonka, MN  55305



Item 2(c)  Citizenship:

           1.  Deephaven Market Neutral Master Fund LP  British Virgin Islands
           2.  Deephaven Private Placement Trading LTD British Virgin Islands
           3.  KA Investments LDC Cayman Islands

Item 2(d)  Title of Class of Securities:

           Common Stock

Item 2(e) CUSIP Number:

           747927 10 1

Item 3     The person filing is a:

           1.  Deephaven Market Neutral Master Fund LP (PN)
           2.  Deephaven Private Placement Trading LTD (CO)
           3.  KA Investments LDC (CO)

Item 4     Ownership:

           See Items 5-11 of each cover page

Item 5     Ownership of Five Percent or Less of a Class:

           If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be beneficial owners of more than five percent of the class of securities, check the following [x].

Item 6     Ownership of More than Five Percent on Behalf of Another
           Person:

           Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent
           Holding Company:

           See Schedule A

Item 8     Identification and Classification of Members of the Group:

           Not Applicable

Item 9     Notice of Dissolution of Group:

           Not Applicable


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


Item 10    Certification:

           By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Date:  June 8, 2000

DEEPHAVEN MARKET NEUTRAL MASTER FUND LP



By:
    -----------------------------------------
         Peter Hajas, CEO


DEEPHAVEN PRIVATE PLACEMENT TRADING LTD.



By:
    -----------------------------------------
         Peter Hajas, CEO


KA INVESTMENTS LDC



By:
    -----------------------------------------
         Peter Hajas, CEO

                                   Schedule A

Control Persons of:

       1. Deephaven Market Neutral Master Fund LP (A British Virgin Islands Limited Partnership)
                  - Deephaven Market Neutral Fund Limited (A British Virgin Islands Corporation)
                  - Deephaven Capital Management LLC (A Delaware Limited Liability Company)
       2. Deephaven Market Neutral Fund Limited (A British Virgin Islands Corporation)
                  - Deephaven Capital Management LLC (A Delaware Limited Liability Company)
       3.         KA Investments LDC (A British Virgin Islands Company)
                  - Deephaven Market Neutral Master Fund LP (A British Virgin Islands Limited Partnership)
                  - Deephaven Capital Management LLC (A Delaware Limited Liability Company)
                  - Deephaven Private Placement Trading LTD (A British Virgin Island Corporation)
       4.         Deephaven Capital Management LLC
                  - KFP Holdings I LLC (A Delaware LLC)
       5.         KFP Holdings I LLC
                  - Knight/Trimark Group, Inc.
       6. Deephaven Private Placement Trading LTD (A British Virgin Island Corporation)
                  - Deephaven Market Neutral Master Fund LP (A British Virgin Islands Limited Partnership)
                  - Deephaven Capital Management LLC (A Delaware Limited Liability Company)


         All can be reached at
                  KFP Holdings I LLC
                  130 Cheshire Lane, Suite 102
                  Minnetonka, MN  55305
                  (612) 542-4238


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